Exhibit 99.1
Stanley-Martin Communities, LLC Reports Fourth Quarter 2006 and Year End Results
Reston, Virginia, March 19, 2007
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three and twelve month periods ended December 31, 2006. Stanley-Martin preliminary financial highlights are as follows:
•	Neighborhood Holdings, LLC (‘Neighborhood Holdings’) contributed its entire ownership in Wildewood Residential, LLC (‘Residential’) to the Company in September 2006. Residential was the land development entity selling finished lots to the Company. The Company is required by U.S. generally accepted accounting principles to include all of the activity of Residential within the financial statements.

•	Fourth quarter 2006 revenues of $68.3 million decreased 16.2% from fourth quarter 2005 revenues of $81.5 million. Total revenues for the twelve months ended December 31, 2006 were $250.3 million, down $21.0 million or 7.7% from $271.3 million in 2005.

•	Net income for the fourth quarter 2006 was $0.8 million, down $11.3 million or 93.4% from $12.1 million in the fourth quarter 2005. Fourth quarter 2006 net income was adversely impacted by a $4.3 million impairment charge. Net income for the twelve months ended December 31, 2006 was $18.6 million, down $27.6 or 59.7% from $46.2 million for the twelve months ended December 31, 2005. Net income for the twelve months ended December 31, 2006 was adversely impacted by a $9.2 million impairment charge.

•	Net new orders declined 24.1% to 60 in the three month period ended December 31, 2006 from 79 in the same period in 2005. Net new orders declined 20.8% to 251 in the twelve month period ended December 31, 2006 from 317 in the same period in 2005.

•	At December 31, 2006, our backlog was 85 homes with an aggregate contract price of $52.4 million, down from 186 homes with an aggregate contract price of $122.9 million at December 31, 2005.
Significant Activity:
     On September 22, 2006, Neighborhood Holdings contributed its ownership in Residential, previously a wholly owned subsidiary of Neighborhood Holdings, to the Company. Prior to the contribution, the Company had an agreement with Residential to purchase lots over the course of a ten year period suitable for single family homes in St. Mary’s County, Maryland. Upon the contribution of the ownership interests in Residential to the Company, the purchase agreement was terminated and Residential will continue to develop single family homes on the remaining property it owns.
     Consistent with SFAS 141, “Business Combinations,” the contributed assets and liabilities of Residential have been recorded at their historical carrying amounts. The financial statements include the results of operations for the period in which the transfer occurred as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period presented. The effects of inter-company transactions have been eliminated. Similarly, the Company presents the statement of cash flows and other financial information as of the beginning of the period as though the assets and liabilities had been transferred at that date. Financial statements and financial information presented for prior periods have been restated to furnish comparative information.

Results of Operations:
Three Months Ended December 31, 2006, (Fourth Quarter 2006) Compared to Three Months Ended December 31, 2005 (Fourth Quarter 2005)
     Revenue. Total revenues were $68.3 million in the Fourth Quarter 2006, a decrease of $13.2 million or 16.2% from the same period in the prior year of $81.5 million. Homebuilding revenue was $65.5 million in the Fourth Quarter 2006, a decrease of $11.3 million or 14.7% from the same period in the prior year of $76.8 million. The number of homes delivered increased 8 units year to year. The decrease in homebuilding revenue was the result of a 20.5% decrease in the average sales price partially offset by the increased number of deliveries. The average sales price declined to $600,000 in the Fourth Quarter 2006 from $760,000 in the Fourth Quarter 2005. The decrease in the average sales price was the result of changes in product mix, changes in product location and general market price declines as supply outpriced demand.
     During the Fourth Quarter 2006, we delivered 16 townhomes with an average sales price of $529,000. No townhomes were delivered in the Fourth Quarter 2005. Townhomes represented 14.7% of homes delivered in the Fourth Quarter 2006 while the aggregate sales price was 13.0% of Fourth Quarter 2006 homebuilding revenue. We delivered 93 single family homes in the Fourth Quarter 2006 with an average sales price of $612,000 compared to 101 single family homes in the Fourth Quarter 2005 with an average sales price of $760,000. Single family homes represented 85.3% of homes delivered in the Fourth Quarter 2006 and the aggregate sales price was 87.0% of Fourth Quarter 2006 homebuilding revenue.
     Land sales were $0.9 million in the Fourth Quarter 2005. There were no land sales in the Fourth Quarter 2006. The land sales are primarily the result of the Neighborhood Holdings contribution of its ownership in Residential to the Company. The Company does not anticipate significant land sales in the future. All land sales between Residential and the Company have been eliminated for all periods presented.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial and management service revenues. Financial and management services revenues were $2.8 million in the Fourth Quarter 2006, down $1.0 million or 26.3% from $3.8 million in the Fourth Quarter 2005. Financial and management services revenues contributed 4.1% of Fourth Quarter 2006 total revenues, down 0.6% from a year earlier of 4.7%.
     New Orders and Backlog. New orders declined 24.1% to 60 in the Fourth Quarter 2006 from 79 a year earlier. The aggregate value of new orders declined $10.6 million or 24.7% to $32.4 million from $43.0 million in the Fourth Quarter 2005. The average sales price in the Fourth Quarter 2006 was $539,000 comprised of 25 townhomes with an average sales price of $529,000 and 35 single family homes with an average sales price of $544,000. The average sales price in the Fourth Quarter 2005 was $544,000 comprised of 13 townhomes with an average sales price of $282,000 and 66 single family homes with an average sales price of $592,000. The total average sales price for new orders declined $5,000 or 0.9% from Fourth Quarter 2005 to Fourth Quarter 2006. Single family average sales prices declined 8.1% year over year while townhome average sales prices increased 87.5%. The increase in the average selling price of townhomes year to year is directly attributable to community location.
     At December 31, 2006, our backlog was 85 homes with an aggregate value of $52.4 million, down from a backlog of 186 homes with an aggregate value of $122.9 million a year earlier. The average sales price per home in backlog was $616,000 and $661,000 at year end 2006 and 2005, respectively, down $45,000 or 6.8%. The number of homes in backlog declined in 2006 due to a slowdown in the pace of new orders.
     We believe the slowdown is attributable to a decline in consumer confidence, an overall softening of demand for new homes and an oversupply of homes available for sale. We attribute the reduction in demand to concerns on the part of prospective home buyers about the direction of home prices, due in part to many homebuilders advertising price reductions and increased sales incentives, and concerns by the prospective home buyer about being able to sell their existing homes. In addition, we believe speculators and investors are no longer helping to fuel demand. We try to avoid selling homes to speculators. Nonetheless, we have been impacted by an overall increase in the supply of homes available for sale in our markets. In addition, based on the higher cancellation rates reported by us and by other builders, non-speculative buyer cancellations are also adding to the supply of homes in the marketplace.
     Gross Homebuilding Margin. The gross homebuilding margin was 14.4% in the Fourth Quarter 2006, down from 29.1% in the Fourth Quarter 2005. The gross homebuilding margin for the Fourth Quarter 2006 was 20.9% excluding the effect of the $4.3 million of impairment charges.

The decrease in the gross homebuilding margin was primarily the result of sales price decreases due to current market conditions and $4.3 million of impairment charges, partially offset by cost reductions received from material and labor vendors, greater economies of scale and decreased cycle times. The impairment charges included $1.7 million on active neighborhoods in Prince William County, $1.1 million pre-acquisition costs incurred as part of discontinued projects and $1.5 million reduction of non-refundable deposits on projects expected to be abandoned by the Company. There were no impairments in the Fourth Quarter 2005.
     Selling and Marketing. Selling and marketing expenses were $5.1 million in the Fourth Quarter 2006, a decline of $0.7 million or 12.1% from $5.8 million in the Fourth Quarter 2005. Selling and marketing expenses as a percent of homebuilding revenues decreased from 7.8% in the Fourth Quarter 2005 to 7.6% in the Fourth Quarter 2006.
     General and Administrative. General and administrative expenses decreased $1.7 million or 20.0% in the Fourth Quarter 2006 to $6.9 million from $8.6 million a year ago. General and administrative expenses as a percentage of total revenues decreased to 10.1% in the Fourth Quarter 2006 from 10.5% in the prior year. General and administrative expenses related to homebuilding operations was $4.7 million in the Fourth Quarter 2006, down 17.5% from $5.7 million a year earlier. Homebuilding general and administrative expenses in the Fourth Quarter 2006 was 7.2% of homebuilding revenue, down from 7.4% the prior year. The reduction in homebuilding general and administrative expenses year over year was primarily due to a reduction in headcount translating into lower employee compensation expense. Financial services general and administrative expenses was $2.2 million in the Fourth Quarter 2006 down 24.1% from $2.9 million a year earlier. The decrease was due to lower commissions as a result of decreased business levels.
     Gain (loss) on derivative contracts. Our homebuilding segment utilizes interest rate swap agreements to economically hedge our risk related to interest rate fluctuations related to our variable rate line of credit. During the Fourth Quarter 2006, our homebuilding segment had three interest rate swap agreements outstanding with an aggregate notional amount of $50 million under which we make fixed interest rate payments and receive variable interest payments. The gain recognized by our homebuilding segment on derivative contracts, net was $12,566 for the Fourth Quarter 2006. During the Fourth Quarter 2005, we had three interest rate swap agreements outstanding with an aggregate notional amount of $50 million. For the Fourth Quarter 2005, our homebuilding segment recognized a loss on derivative contracts of approximately $262,000.
     Our financial services segment utilized an interest rate collar during the Fourth Quarter 2005 to economically hedge our risk related to fluctuations in the variable interest factor used in the calculations to determine the additional consideration earned by Heritage Mortgage on loans sold to George Mason Mortgage, LLC (Mason). In October, 2005, we terminated the interest rate collar. The gain recognized by our financial services segment on derivative contracts, net was approximately $105,000 for 2005.
     Other Income, net. Our homebuilding segment recognized other income, net in the Fourth Quarter 2006 of $0.7 million up $0.1 million from the Fourth Quarter 2005 of $0.6 million. Other income, net for the fourth quarter 2006 primarily represents forfeited purchaser deposits and interest earned on cash balances offset by fees from unused line of credit and letters of credits. Other income, net for 2005 primarily represents interest earned on our significantly increased cash balances from our debt refinancing in August 2005 and rental income offset by fees from unused line of credit, letters of credit and forfeited purchaser deposits.
     Minority interest. Minority interest expense represents our minority owners 25% interest in Heritage Mortgage and our minority owners 49% interest in First Excel Title, LLC (FET). Minority interest was $0.2 million for the fourth quarter 2006 and $0.4 million for the Fourth Quarter 2005.
     Net Income. Net income declined $11.3 million or 93.4% to $0.8 million in the Fourth Quarter 2006 from $12.1million in the Fourth Quarter 2005. Our homebuilding segment experienced a 97.4% decrease in net income from $11.5 million in the Fourth Quarter 2005 to $0.2 million in the Fourth Quarter 2006. This decrease was primarily the result of the decreased homebuilding sales revenue and $4.3 million of impairment charges in the Fourth Quarter 2006. Financial services net income declined $0.2 million or 33.3% to $0.4 million in the Fourth Quarter 2006 compared to $0.6 million for the Fourth Quarter 2005. The decrease reflects the general business decline in both our mortgage and title businesses.

Twelve Months Ended December 31, 2006 (2006) Compared to Twelve Months Ended December 31, 2005 (2005)
Revenue. Total revenues were $250.3 million in 2006, a decrease of $21.0 million or 7.7% from the prior year of $271.3 million. Homebuilding revenues were $219.1 million in 2006, a decrease of $31.5 million or 12.6% from $250.6 million in 2005. Although the number of homes delivered remained the same year to year, the decrease in homebuilding revenue was the result of a 12.6% decrease in the average sales price. The average sales price declined to $622,000 in 2006 from $712,000 the prior year. The decrease in the average sales price was due to a housing supply exceeding demand, changes in product mix, location and general market price declines.
     During 2006, we delivered 52 townhomes with an average sales price of $378,000 compared to 58 townhomes in 2005 with an average sales price of $626,000. Townhomes represented 14.8% of homes delivered in 2006 while the aggregate sales price was 9.0% of 2006 homebuilding revenue. We delivered 300 single family homes in 2006 with an average sales price of $665,000 compared to 294 single family homes in 2005 with an average sales price of $729,000. Single family homes represented 85.2% of homes delivered in 2006 and the aggregate sales price was 91.0% of 2006 homebuilding revenue. The number of townhomes delivered declined 10.3% year over year while the number of single family homes delivered rose 2.0% from 2005 to 2006. The average sales price of townhomes delivered declined $248,000 or 39.6% from 2005 to 2006 while the average sales price of single family homes delivered declined $64,000 or 8.8% year over year.
     Land sales were $19.3 million in 2006, up from $5.1 million a year earlier. The land sales are a direct result of the Neighborhood Holdings contribution of its ownership in Residential to the Company. The Company does not anticipate significant land sales in the future. All land sales between Residential and the Company have been eliminated for all periods presented.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial and management service revenues. Financial and management services revenues were $11.9 million in 2006, down $3.7 million or 23.7% from $15.6 million in 2005. Financial and management services revenues contributed 4.8% of 2006 total revenues, down from 5.8% a year earlier. The decrease in revenues year to year was primarily driven by a 31.9% decrease in the number of loans originated from 2005 to 2006 and less than a 1.0% decrease in the average loan size on which origination fees are based.
     During 2006, Heritage Mortgage was responsible for handling the financing needs of approximately 80% of our homebuying customers, which accounted for approximately 24.7% of Heritage Mortgage’s total business. During 2006, FET was responsible for underwriting the title insurance for approximately 89% of our Virginia homebuying customers.
     New Orders and Backlog. New orders declined 20.8% to 251 in 2006 from 317 a year earlier. The aggregate value of new orders declined $67.9 million or 31.3% to $149.0 million from $216.9 million in 2005. The average sales price in 2006 was $594,000 comprised of 62 townhomes with an average sales price of $490,000 and 189 single family homes with an average sales price of $628,000. The average sales price in 2005 was $684,000 comprised of 19 townhomes with an average sales price of $302,000 and 298 single family homes with an average sales price of $708,000. The total average sales price for new orders declined nearly $90,000 or 13.2% from 2005 to 2006. Single family average sales prices declined 11.3% year over year while townhome average sales prices increased 62.3%. The increase in the average selling price of townhomes year to year is directly attributable to community location.
     We believe the slowdown is attributable to a decline in consumer confidence, an overall softening of demand for new homes and an oversupply of homes available for sale. We attribute the reduction in demand to concerns on the part of prospective home buyers about the direction of home prices, due in part to many homebuilders advertising price reductions and increased sales incentives, and concerns by the prospective home buyer about being able to sell their existing homes. In addition, we believe speculators and investors are no longer helping to fuel demand. We try to avoid selling homes to speculators. We have been impacted by an overall increase in the supply of homes available for sale in our markets. In addition, based on the higher cancellation rates reported by us and by other builders, non-speculative buyer cancellations are also adding to the supply of homes in the marketplace.
     Gross Homebuilding Margin. The gross homebuilding margin excluding land sales was 20.7% in 2006, down from 30.3% in 2005.

The decrease in the gross homebuilding margin was primarily due to sales price decreases generated by the current market and $9.2 million of impairment charges, partially offset by cost reductions received from material and labor vendors and the impact of decreased cycle times. As a result of current market conditions, the Company incurred $9.2 million of impairment charges in 2006. The charges included $6.6 million on active neighborhoods in Prince William County, $1.1 million pre-acquisition costs incurred as part of discontinued projects and $1.5 million reduction of non-refundable deposits on projects expected to be abandoned by the Company. There were no impairments in 2005. The gross homebuilding margin in 2006 before the $9.2 million impairment was 24.9%. Including land sales, the gross margin was 20.4% in 2006, down from 30.2% in 2005.
     Selling and Marketing. Selling and marketing expenses were $15.0 million in 2006, a decline of $0.6 million or 3.8% from $15.6 million in 2005. Selling and marketing expenses as a percent of homebuilding revenues increased from 6.2% in 2005 to 6.8% in 2006.
     General and Administrative. Total general and administrative expenses decreased $3.3 million or 10.5% in 2006 to $28.0 million from $31.3 million a year ago. General and administrative expenses as a percentage of total revenues decreased to 11.2% in 2006 from 11.5% in the prior year. General and administrative expenses related to homebuilding operations was $18.8 million in 2006, down 3.1% from $19.4 million a year earlier. Homebuilding general and administrative expenses in 2006 was 8.6% of homebuilding revenue, up from 7.7% the prior year. The reduction in homebuilding general and administrative expenses year over year was primarily due to a reduction in headcount translating into lower employee compensation expense. Financial services general and administrative expenses was $9.2 million in 2006 down 22.7% from $11.9 million a year earlier. The decrease was due to lower commissions as a result of decreased business levels.
     Gain (loss) on derivative contracts. Our homebuilding segment utilizes interest rate swap agreements to economically hedge our risk related to interest rate fluctuations related to our variable rate line of credit. During 2006, our homebuilding segment had three interest rate swap agreements outstanding with an aggregate notional amount of $50 million under which we make fixed interest rate payments and receive variable interest payments. Our homebuilding segment recognized a gain on derivative contracts, net of approximately $391,000 for 2006. During 2005, we had three interest rate swap agreements outstanding with an aggregate notional amount of $50 million. For 2005, our homebuilding segment recognized a gain on derivative contracts of approximately $124,000.
     Our financial services segment utilized an interest rate collar during 2005 to economically hedge our risk related to fluctuations in the variable interest factor used in the calculations to determine the additional consideration earned by Heritage Mortgage on loans sold to Mason. In October, 2005, we terminated the interest rate agreement. For 2005, our financial services segment recognized a gain on derivative contracts, net of approximately $105,000.
     Other Income, net. Our homebuilding segment recognized other income, net in 2006 of $1.5 million. Other income, net for 2006 primarily represents forfeited purchaser deposits and interest earned on cash balances offset by fees from unused line of credit and letters of credits. Other income, net for 2005 of $1.4 million primarily represents interest earned on our significantly increased cash balances from our debt refinancing in August 2005 and rental income offset by fees from unused line of credit, letters of credit and forfeited purchaser deposits.
     Minority interest. Minority interest expense represents our minority owners 25% interest in Heritage Mortgage and our minority owners 49% interest in FET. Minority interest was $0.8 million for 2006 and $1.1 million for 2005.
     Net Income. Net income declined $27.6 million or 59.7% to $18.6 million in 2006 from $46.2 million in 2005. Our homebuilding segment experienced a 61.5% decrease in net income from $43.6 million in 2005 to $16.8 million in 2006. This decrease was primarily the result of the decreased homebuilding sales revenue and a $9.2 million impairment charge in 2006. Financial services net income declined $0.8 million or 30.8% to $1.8 million in 2006 compared to $2.6 million for 2005. The decrease reflects the general business decline in both our mortgage and title businesses.
Liquidity and Capital Resources:
Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005.
Liquidity
     Cash Flows from Operating Activities. Net cash used in operating activities was $38.5 million in 2006, down significantly from net cash provided by operating activities of $39.0 million a year earlier.

The decrease in net cash provided by operating activities was the result of significantly lower levels of homebuilding revenue and net income in 2006 compared to 2005 and a substantial difference in cash used for land purchases and construction activities. The increase in real estate inventory was $21.3 million in 2005 compared to $63.0 million in 2006.
     Cash Flows used in Investing Activities. Net cash used in investing activities represents the purchase of property and equipment of approximately $1.3 million in 2005 and approximately $859,000 in 2006. In addition, the Company received a leasehold inducement of approximately $722,000 in 2006.
     Cash Flows from Financing Activities. Cash used in financing activities was $2.8 million in 2006, down substantially from cash provided by financing activities of $4.6 million a year earlier. In 2006, we borrowed $64.3 million and repaid loans in the amount of $53.5 million. In 2005 we issued $150.0 million Senior Subordinated Notes, repaid $112.0 million secured loans and incurred $5.5 million in finance costs. Distributions and dividends decreased $14.3 million from $27.9 million in 2005 to $13.6 million in 2006. Distributions to members decreased $14.0 million from $26.9 million in 2005 to $12.8 million in 2006. Distributions to minority partners decreased from approximately $847,000 in 2005 to approximately $770,000 in 2006.
     In January 2007, the Company entered into a land purchase agreement to purchase 50 lots in Charles County, Maryland. The agreement calls for payments through March 2009. The retail amount due under the agreement is approximately $6,603,000.
     The Trust Indenture related to the senior subordinated notes issued August 2005 permits the payment of certain distributions including but not limited to the following: a) a permitted tax dividend to permit the direct and indirect beneficial owners of the equity interests to pay taxes on the net income generated by Stanley-Martin Communities, LLC, a pass-thru entity; b) up to $4.0 million each calendar year to allow Neighborhood Holdings to make required monthly payments to the Neighborhood Holdings Series A Investors; c) up to $500,000 each calendar year to allow Neighborhood Holdings to pay corporate overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from August 10, 2005. In addition, the Trust Indenture provides that up to fifty percent (50%) of the consolidated net income for the period may be distributed only to the extent certain ratios are maintained (the ‘Ratio Exception’ as defined in the Trust Indenture).
     Set forth hereinafter is a summary of the distributions made to Neighborhood Holdings in 2006 and 2005.

	2006	2005
	($ in thousands)
Net Income	$18,596	$46,233

Permitted Tax Distributions (1)	$7,334	$18,234
Class A Interests (2)	4,000	3,324
Neighborhood Holdings Overhead (2)	379	69
50% Net Income (3)	1,107	5,223
$5.0 million basket	—	—

Total Distribution	$12,820	$26,850

(1)	Blended tax rate

(2)	Limited to amount actually paid

(3)	Limited by Ratio Exception

Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the twelve month and three month periods ended December 31, 2006 and 2005 is summarized as follows (amounts in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Interest incurred and capitalized	$5,523,133	$4,333,264	$19,106,562	$12,485,232
Interest cost unrelated to homebuilding, expensed	$38,717	$77,780	$179,527	$190,870
Interest amortized to cost of sales	$3,727,082	$1,222,356	$8,787,519	$4,781,856
Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net income	$758,707	$12,137,430	$18,596,072	$46,233,468
Expensing of previously capitalized interest included in cost of sales	3,727,082	1,222,356	8,787,519	4,781,856
Impairment charges	4,262,575	—	9,222,797	—
Other non-capitalized interest	38,717	77,780	179,527	190,870
Depreciation	149,000	98,165	586,438	379,171

EBITDA (1)	$8,936,081	$13,535,731	$37,372,353	$51,585,365

EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.
     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.

STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected historical results is included in “Risk Factors” in our Registration Statement on Form S-4/A dated April 20, 2006. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Balance Sheets
(unaudited)

	December 31,
	2006	2005
Assets
Cash and cash equivalents	$2,845,724	$44,331,867
Real estate inventory	281,965,819	228,872,874
Deposits and escrows, net	4,504,954	10,767,085
Property and equipment, net	2,135,396	1,862,760
Due from related parties	154,851	294,394
Accounts receivable	1,725,563	2,085,789
Deferred financing costs, net	4,724,913	5,275,389
Other assets	2,038,357	730,033

	$300,095,577	$294,220,191

Liabilities and Member’s Capital
Liabilities:
Debt	$205,500,000	$191,973,798
Accounts payable and accrued expenses	6,508,057	12,653,428
Due to related parties	9,020	3,204,251
Accrued interest payable	5,880,755	7,263,439
Purchaser deposits	2,802,833	7,280,346
Cost to complete and customer services reserves	5,592,766	5,163,659
Other liabilities	2,226,596	878,458

Total liabilities	228,520,027	228,417,379
Minority interest	451,105	454,439
Member’s capital	71,124,445	65,348,373

	$300,095,577	$294,220,191

Condensed Consolidated and Combined Statements of Operations and Member’s Capital/Stockholders’
Equity
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues:
Homebuilding sales —homes	$65,486,292	$76,776,485	$219,089,702	$250,561,585
Land sales	—	895,000	19,283,490	5,145,000
Financial services	2,802,531	3,782,762	11,800,327	15,451,724
Management services	21,031	58,528	109,992	101,728

Total revenues	68,309,854	81,512,775	250,283,511	271,260,037
Operating expenses:
Cost of sales — homes	51,819,476	54,299,268	164,538,117	174,714,166
Cost of land sales	—	740,918	15,969,350	3,868,746
Impairment	4,262,575	—	9,222,797	—
Selling and marketing expense	5,080,599	5,824,399	15,036,547	15,616,940
General and administrative expenses	6,879,099	8,593,641	28,029,613	31,335,993

Operating income	268,105	12,054,549	17,487,087	45,724,192
Gain (loss) on derivative contracts, net	12,566	(156,526)	391,046	228,844
Other income, net	668,916	601,555	1,485,011	1,393,685

Net income before minority interest	949,587	12,499,578	19,363,144	47,346,721
Minority interest	(190,880)	(362,148)	(767,072)	(1,113,253)

Net income	758,707	12,137,430	18,596,072	46,233,468
Distributions to members	(1,020,000)	(16,282,766)	(12,820,000)	(26,850,000)
Dividends to stockholders	—	—	—	(218,510)
Beginning members’ capital/stockholders’ equity	71,385,738	69,493,709	65,348,373	46,183,415

Member’s capital/stockholders’ equity	$71,124,445	$65,348,373	$71,124,445	$65,348,373

Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$18,596,072	$46,233,468
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment	9,222,797	—
Depreciation	586,438	379,171
Changes in fair value of derivative contracts	16,683	414,588
Minority interest	767,072	1,113,253
Change in:
Real estate inventory	(62,962,079)	(21,341,804)
Accounts receivable and other assets	(964,781)	(668,503)
Due from related parties, net	(3,055,688)	4,615,824
Deposits and escrows	4,772,131	(1,043,154)
Accounts payable and accrued expenses	(279,451)	2,760,446
Purchaser deposits	(4,477,513)	(923,539)
Accrued interest payable	(1,382,684)	6,868,322
Other liabilities	626,446	564,814

Total adjustments	(57,130,629)	(7,260,582)

Net cash provided by (used in) operating activities	(38,534,557)	38,972,886

Cash flows used in investing activities:
Purchases of property and equipment	(859,074)	(1,271,271)
Leasehold inducement	721,692	—

Net cash used in investing activities	(137,382)	(1,271,271)

Cash flows from financing activities:
Proceeds from issuance of subordinated senior notes	—	150,000,000
Borrowings of loans payable	11,508,576	—
Repayments of loans payable	(53,482,374)	(12,291,967)
Draws on (repayments of) line of credit, net	52,750,000	(99,689,635)
Financing costs	—	(5,516,754)
Distributions to members	(12,820,000)	(26,850,000)
Distributions to stockholders	—	(218,510)
Distributions to minority partners	(770,406)	(847,000)

Net cash provided by (used in) financing activities	(2,814,204)	4,586,134

Net increase (decrease) in cash and cash equivalents	(41,486,143)	42,287,749
Cash and cash equivalents at beginning of year	44,331,867	2,044,118

Cash and cash equivalents at end of year	$2,845,724	$44,331,867

Supplemental disclosures of cash flow information:
Cash paid during the year for interest net of capitalized interest of $19,106,562 and $12,485,232, respectively	$179,507	$190,870
Supplemental disclosure of noncash financing activity:
Seller financing in connection with land acquisition	$2,750,000	$26,855,000
Distribution of noncash assets and liabilities of Homebuilding and Homes entities, net of cash distribution of $15,944	$—	$193,066

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three month and twelve month periods ended December 31, 2006 and 2005 (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Homes Closed (homes):
Single-family	93	101	300	294
Townhome	16	—	52	58

Total	109	101	352	352

Average Sales Price of Homes Closed:
Single-family	$612	$760	$665	$729
Townhome	$529	$—	$378	$626
Average sales price of homes closed	$600	$760	$622	$712
Revenue from Homes Closed:
Single-family	$56,884	$76,776	$199,434	$214,266
Townhome	8,470	—	19,656	36,296

Total	$65,354	$76,776	$219,090	$250,562

Revenue from Land Sales	$—	$895	$19,283	$5,145

New Orders (homes):
Single-family	35	66	189	298
Townhome	25	13	62	19

Total	60	79	251	317

Average Sales Price of New Orders:
Single-family	$544	$592	$628	$708
Townhome	$529	$282	$490	$302
Average sales price of all new orders	$539	$544	$594	$684
Backlog at End of Period (homes):
Single-family	57	168	57	168
Townhome	28	18	28	18

Total	85	186	85	186

Backlog Sales Value at End of Period:
Single-family	$36,263	$117,857	$36,263	$117,857
Townhome	16,127	5,076	16,127	5,076

Total	$52,390	$122,933	$52,390	$122,933

Average Sales Price Backlog End of Period:
Single-family	$636	$702	$636	$702
Townhome	$576	$282	$576	$282
Average sales price backlog value for all homes	$616	$661	$616	$661